Exhibit 99.1

American States Water Company Announces
Second Quarter 2025 Results
•Second quarter 2025 consolidated diluted earnings were $0.87 per share compared to second quarter 2024 of $0.85 per share

◦AWR’s water and electric regulated utilities had increases in diluted earnings per share resulting from the implementation of new rates to support the continued growth in capital investments

◦AWR’s contracted services business had a decrease in diluted earnings per share primarily due to lower construction activity during the quarter, mostly as a result of the timing of projects, but is still expected to contribute $0.59 to $0.63 per share for the full 2025 year

•Quarterly dividend increased 8.3% with first payment on September 3

◦This marks the 71st consecutive year that AWR has increased annual dividends to shareholders

•AWR’s regulated utilities received CPUC decisions in early 2025 authorizing nearly $650 million in capital investments in connection with the utilities’ general rate cases

◦On target to spend $170 to $210 million in 2025

•AWR’s regulated water utility completes transaction with a developer to build out, own and operate the water and wastewater system assets serving a new planned community of 1,300 connections that will generate two revenue streams for delivering water and wastewater services

•In July, Standard & Poor’s affirmed the company’s strong credit ratings of “A” for AWR with a stable outlook, and “A+” for its regulated water utility with a stable outlook

San Dimas, California, August 6, 2025…. American States Water Company (NYSE:AWR) today reported basic and fully diluted earnings per share of $0.87 for the quarter ended June 30, 2025, as compared to basic and fully diluted earnings per share of $0.85 for the quarter ended June 30, 2024, an increase of $0.02 per share, primarily generated from higher earnings at the water and electric utility segments, partially offset by timing differences in construction activities that resulted in lower earnings at the contracted services segment.

Second Quarter 2025 Results

The table below sets forth a comparison of the second quarter 2025 diluted earnings per share contribution recorded by business segment and for the parent company compared with amounts recorded during the same period in 2024.

	Diluted Earnings per Share
	Three Months Ended
	6/30/2025	6/30/2024	CHANGE
Water	$0.73	$0.67	$0.06
Electric	0.03	0.01	0.02
Contracted services	0.13	0.19	(0.06)
AWR (parent)	(0.01)	(0.02)	0.01
Consolidated diluted earnings per share, as recorded (GAAP)	$0.87	$0.85	$0.02
Note: Certain amounts in the table above may not foot or crossfoot due to rounding.

Water Segment:
For the three months ended June 30, 2025, recorded diluted earnings from the water utility segment were $0.73 per share, as compared to $0.67 per share for the same period in 2024, an increase of $0.06 per share. The discussion below presents the major variances in earnings for the two periods.

•An increase in water operating revenues of $9.3 million largely as a result of the CPUC-authorized new rate increases effective January 1, 2025. GSWC transitioned from a full revenue decoupling mechanism to a modified rate adjustment mechanism (a Monterey-style Water Revenue Adjustment Mechanism or “M-WRAM”) effective January 1, 2025. As a result, GSWC’s revenues and earnings may be subject to future volatility as a result of significant fluctuations in customer consumption compared to adopted levels.

•An increase in water supply costs of $4.2 million, which consist of purchased water, purchased power for pumping, groundwater production assessments and changes in the water supply cost balancing accounts. The increase in water supply costs compared to the same period in 2024 is largely due to an increase in the overall per-unit water supply costs. As a result of transitioning from a full cost balancing account for water supply to an incremental balancing account, GSWC’s earnings during the second quarter of 2025 were favorably impacted by an actual water supply source mix that included less purchased water than what was authorized in the general rate case and included in the revenue requirement. During the second quarter, GSWC’s pumped water sources, which cost less than purchased water, were capable of meeting a greater portion of customer demand when compared to a higher purchased water mix being recovered in the new adopted rates. However, the favorable water supply source mix experienced during the second quarter may or may not continue during the remainder of the 2025 year, and without a full cost balancing account for water supply, GSWC’s earnings will be subject to future volatility as a result of favorable and unfavorable changes in the water supply source mix compared to the adopted mix incorporated in the revenue requirement.

•An overall increase in operating expenses of $3.1 million (excluding supply costs) due primarily to increases in (i) overall labor costs and other employee-related benefits, (ii) other operation-related costs largely from an increase in chemicals and water treatment costs, (iii) maintenance expense, (iv) depreciation and amortization expenses, which is impacted by increases in capital additions placed in service and are reflected and recovered in customer rates, and (v) property and other non-income taxes; partially offset by a decrease in other administrative and general expenses largely from lower outside service costs, which resulted from higher outside service costs incurred in 2024 related to the processing of the pending general rate case application at that time.

•An overall increase in other income (net of other expense) of $1.7 million due largely to gains totaling $2.7 million generated on investments held to fund one of the company’s retirement plans during the three months ended June 30, 2025, as compared to gains on investments of $1.0 million recorded during the same period in 2024 due to financial market conditions.

•Changes in certain flowed-through income taxes and permanent items included in GSWC’s income tax expense for the three months ended June 30, 2025 as compared to the same period in 2024 favorably impacted the water segment’s earnings. As a regulated utility, GSWC treats certain temporary differences as being flowed-through in computing its income tax expense consistent with the income tax method used in its CPUC-jurisdiction rate making. Changes in the magnitude of flowed-through items either increase or decrease tax expense, thereby affecting diluted earnings per share.

•A decrease in earnings of approximately $0.02 per share due to the dilutive effects from the issuance of equity under AWR’s at-the-market (“ATM”) offering program beginning in February 2024. Under the ATM offering program, AWR may offer and sell its Common Shares, with an aggregate gross offering price of up to $200 million, from time to time at its sole discretion. Through June 30, 2025, AWR has sold 1,479,767 Common Shares through this ATM offering program.

Electric Segment:
Diluted earnings from the electric utility segment increased $0.02 per share for the three months ended June 30, 2025 as compared to the same period in 2024 largely resulting from an increase in revenues from new rates implemented in 2025 as a result of receiving a final decision from the CPUC in connection with BVES’s general rate case proceeding that set new rates for 2023 - 2026 (retroactive to January 1, 2023), as compared to 2022 rates used to record revenue during the same period of 2024.

The new rates resulted in an increase in electric revenues that supports, among other things, the growth in rate base and higher operating costs related to BVES’s wildfire mitigation plans that were previously not included in customer rates and not expensed during the second quarter of 2024 because they were being tracked in memorandum accounts. Therefore, the increase in revenues was partially offset by overall increases in operating expenses due, in large part, to higher expenses recorded in connection with BVES’s vegetation management and other wildfire mitigation activities, as well as an increase in outside services related to various regulatory filings.
Contracted Services Segment:
Diluted earnings from the contracted services segment decreased $0.06 per share for the second quarter of 2025 when compared to the same period in 2024. The effects of a decrease in construction activity and higher overall operating expenses (excluding construction expenses) were partially offset by (i) an increase in management fee revenues resulting from the resolution of various economic price adjustments, and (ii) lower interest expense from lower borrowing levels. During the second quarter of 2025, construction activities were negatively impacted by timing of when the work is performed. However, AWR’s contracted services business is still expected to contribute $0.59 to $0.63 per share for the full 2025 year.
AWR (Parent):
For the three months ended June 30, 2025, diluted losses from AWR (parent) decreased by $0.01 per share when compared to the same period in 2024 due largely to a decrease in interest expense resulting from lower average interest rates, partially offset by higher borrowing levels under AWR’s credit facility.
Year-to-Date (“YTD”) 2025 Results

•YTD 2025 consolidated diluted earnings per share were $1.57 compared to YTD 2024 of $1.47 per share, an increase of $0.10 per share or 7%, largely from new rates implemented at AWR's regulated utilities

The table below sets forth a comparison of the diluted earnings per share contribution by business segment and for the parent company as recorded during the year-to-date June 30, 2025 and 2024.

	Diluted Earnings per Share
	Six Months Ended
	6/30/2025	6/30/2024	CHANGE
Water	$1.25	$1.15	$0.10
Electric	0.10	0.06	0.04
Contracted services	0.26	0.32	(0.06)
AWR (parent)	(0.03)	(0.06)	0.03
Consolidated diluted earnings per share, as recorded (GAAP)	$1.57	$1.47	$0.10
Note: Certain amounts in the table above may not foot or crossfoot due to rounding.

For the six months ended June 30, 2025, AWR’s recorded consolidated diluted earnings were $1.57 per share, as compared to $1.47 per share recorded for the same period in 2024, an increase of $0.10 per share, primarily generated from higher earnings at the water and electric utility segments, partially offset by timing differences in construction activities that resulted in lower earnings at the contracted services segment. Included in AWR’s consolidated results for the six months ended June 30, 2025 were gains of $2.2 million, or $0.04 per share, generated on investments held to fund one of the company’s retirement plans as compared to gains of $3.0 million, or $0.06 per share, recorded during the same period in 2024, a net unfavorable variance of $0.02 per share due to financial market conditions. In addition, AWR’s consolidated diluted earnings for the six months ended June 30, 2025 were negatively impacted by approximately $0.05 per share due to the continued dilutive effects from the issuance of equity under AWR’s ATM offering program.
For more details on the YTD results, please refer to the company’s Form 10-Q filed with the Securities and Exchange Commission.
Asset Acquisition
In August 2023, GSWC entered into an agreement, subject to CPUC approval, to purchase from a developer the water and wastewater system assets located in California’s Central Coast region. This is a new planned community, which will serve up to approximately 1,300 customers at full build out, which is anticipated to occur by 2034 under the current construction schedule, barring any future delays. On December 5, 2024, the CPUC approved a final decision granting GSWC’s Certificates of Public Convenience and Necessity that will establish rates for water and sewer services, including GSWC’s recovery of the purchase price through future customer rates. After receiving CPUC approval and finalizing other closing procedures in May 2025, the parties completed the closing of the transaction, which included the initial installation and conveyance of the water and wastewater system assets of $10.7 million by the developer, a non-cash transaction to the company recorded during the second quarter of 2025 that resulted in an increase in GSWC's utility plant with corresponding increases in advances for and contributions in aid of construction. GSWC began serving a few customers during the second quarter. In the future, GSWC will take ownership of the incremental water and wastewater system assets in phases as they are completed and ready to accommodate new connections.

Dividends
On July 29, 2025, AWR’s Board of Directors approved an 8.3% increase in the third quarter dividend to $0.5040 per share from $0.4655 per share on AWR’s Common Shares. Dividends on the Common Shares will be paid on September 3, 2025 to shareholders of record at the close of business on August 15, 2025. AWR has paid common dividends every year since 1931, and has increased the dividends received by shareholders each calendar year for 71 consecutive years, which places it in an exclusive group of companies on the New York Stock Exchange that have achieved that result. AWR has grown its quarterly dividend rate at a compound annual growth rate (“CAGR”) of 8.5% over the last five years since the third quarter of 2020 and is on pace to achieve a 10-year CAGR of 8.3% in its calendar year dividend payments through 2025. AWR’s current policy is to achieve a CAGR in the dividend of more than 7% over the long-term.

Non-GAAP Financial Measures
This press release includes a discussion on AWR’s operations in terms of diluted earnings per share by business segment, which is each business segment’s earnings divided by the company’s weighted average number of diluted common shares. This measure by business segment is derived from consolidated financial information but is not presented in our financial statements that are prepared in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States. This item constitutes a “non-GAAP financial measure” under Securities and Exchange Commission (“SEC”) rules, which supplements our GAAP disclosures but should not be considered as an alternative to the respective GAAP measure. Furthermore, this non-GAAP financial measure may not be comparable to similarly titled non-GAAP financial measures of other registrants.

The company uses earnings per share by business segment as an important measure in evaluating its operating results and believes this measure is a useful internal benchmark in evaluating the performance of its operating segments. The company reviews this measurement regularly and compares it to historical periods and to the operating budget. The company has provided the computations and reconciliations of diluted earnings per share from the measure of net income (loss) by business segment and for the parent company to AWR’s consolidated fully diluted earnings per share in this press release.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can often be identified by words such as “anticipate,” “estimate,” “expect,” “intend,” “may,” “should” and similar phrases and expressions, and variations or negatives of these words. They are not guarantees or assurances of any outcomes, financial results, levels of activity, performance or achievements, and readers are cautioned not to place undue reliance upon them. The forward-looking statements are subject to a number of estimates and assumptions, and known and unknown risks, uncertainties and other factors, including those described in greater detail in the company’s filings with the SEC, particularly those described in the company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers are encouraged to review the company’s filings with the SEC for a more complete discussion of risks and other factors that could affect any forward-looking statements. The statements made herein speak only as of the date of this press release and except as required by law, the company does not undertake any obligation to publicly update or revise any forward-looking statement.

Conference Call
Robert Sprowls, president and chief executive officer, and Eva Tang, senior vice president and chief financial officer, will host a conference call to discuss these results at 2:00 p.m. Eastern Time (11:00 a.m. Pacific Time) on Thursday, August 7. There will be a question and answer session as part of the call. Interested parties can listen to the live conference call and view accompanying slides on the internet at www.aswater.com. The call will be archived on the website and available for replay beginning August 7, 2025 at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) through August 14, 2025.

About American States Water Company
American States Water Company is the parent of Golden State Water Company, Bear Valley Electric Service, Inc. and American States Utility Services, Inc., serving over one million people in ten states. Through its water utility subsidiary, Golden State Water Company, the company provides water service to approximately 265,000 customer connections located within more than 80 communities in Northern, Coastal and Southern California. Through its electric utility subsidiary, Bear Valley Electric Service, Inc., the company distributes electricity to approximately 25,000 customer connections in the City of Big Bear Lake and surrounding areas in San Bernardino County, California. Through its contracted services subsidiary, American States Utility Services, Inc., the company provides operations, maintenance and construction management services for water distribution, wastewater collection, and treatment facilities located on twelve military bases throughout the country under 50-year privatization contracts with the U.S. government and one military base under a 15-year contract.

CONTACT:	Eva G. Tang
Senior Vice President-Finance, Chief Financial Officer,
Corporate Secretary and Treasurer
Telephone: (909) 394-3600, ext. 707

American States Water Company
Consolidated

	Comparative Condensed Balance Sheets (Unaudited)
(in thousands)	June 30, 2025	December 31, 2024
Assets
Net Property, Plant and Equipment	$2,193,581	$2,099,625
Other Property and Investments	52,512	50,418
Current Assets	252,312	233,346
Other Assets	112,129	116,820
Total Assets	$2,610,534	$2,500,209
Capitalization and Liabilities
Capitalization	$1,762,003	$1,560,433
Current Liabilities	162,075	285,525
Other Credits	686,456	654,251
Total Capitalization and Liabilities	$2,610,534	$2,500,209

	Condensed Statements of Income (Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share amounts)	2025	2024	2025	2024

Operating Revenues
Water	$119,697	$110,424	221,700	200,689
Electric	12,928	8,703	27,930	20,908
Contracted services	30,441	36,201	61,449	68,982
Total operating revenues	163,066	155,328	311,079	290,579

Operating Expenses
Water purchased	23,911	17,968	40,219	31,729
Power purchased for pumping	3,554	3,521	6,703	6,353
Groundwater production assessment	6,125	5,818	11,804	10,672
Power purchased for resale	3,466	1,503	9,534	5,835
Supply cost balancing accounts	(136)	3,436	(1,852)	2,828
Other operation	12,310	10,733	22,800	20,356
Administrative and general	25,222	23,487	52,097	48,834
Depreciation and amortization	11,681	10,770	23,263	21,492
Maintenance	6,129	3,535	10,276	6,760
Property and other taxes	6,955	6,612	13,907	13,099
ASUS construction	12,890	16,197	25,823	31,899
Total operating expenses	112,107	103,580	214,574	199,857

Operating income	50,959	51,748	96,505	90,722

Other Income and Expenses
Interest expense	(12,108)	(13,137)	(24,190)	(25,992)
Interest income	1,498	2,093	3,511	4,163
Other, net	3,576	1,519	3,405	3,861
Total other income and (expenses), net	(7,034)	(9,525)	(17,274)	(17,968)

Income Before Income Tax Expense	43,925	42,223	79,231	72,754
Income tax expense	10,235	10,359	18,697	17,755
Net Income	$33,690	$31,864	$60,534	$54,999

Weighted average shares outstanding	38,509	37,309	38,382	37,169
Basic earnings per Common Share	$0.87	$0.85	1.57	1.48

Weighted average diluted shares	38,642	37,418	38,500	37,263
Fully diluted earnings per Common Share	$0.87	$0.85	1.57	1.47

Dividends paid per Common Share	$0.4655	$0.4300	$0.9310	$0.8600

Computation and Reconciliation of Non-GAAP Financial Measure (Unaudited)
Below are the computation and reconciliation of diluted earnings per share from the measure of net income (loss) by business segment and for the parent company to AWR’s consolidated fully diluted earnings per share for the three and six months ended June 30, 2025 and 2024.

	Water		Electric		Contracted Services		AWR (Parent)		Consolidated (GAAP)
In 000's except per share amounts	Q2 2025	Q2 2024	Q2 2025	Q2 2024	Q2 2025	Q2 2024	Q2 2025	Q2 2024	Q2 2025	Q2 2024
Net income (loss)	$28,140	$25,195	$1,176	$342	$4,874	$7,251	$(500)	$(924)	$33,690	$31,864
Weighted Average Number of Diluted Shares	38,642	37,418	38,642	37,418	38,642	37,418	38,642	37,418	38,642	37,418
Diluted earnings (loss) per share	$0.73	$0.67	$0.03	$0.01	$0.13	$0.19	$(0.01)	$(0.02)	$0.87	$0.85

	Water		Electric		Contracted Services		AWR (Parent)		Consolidated (GAAP)
In 000's except per share amounts	YTD 2025	YTD 2024	YTD 2025	YTD 2024	YTD 2025	YTD 2024	YTD 2025	YTD 2024	YTD 2025	YTD 2024
Net income (loss)	$48,046	$42,989	$3,802	$2,084	$9,998	$12,025	$(1,312)	$(2,099)	$60,534	$54,999
Weighted Average Number of Diluted Shares	38,500	37,263	38,500	37,263	38,500	37,263	38,500	37,263	38,500	37,263
Diluted earnings (loss) per share	$1.25	$1.15	$0.10	$0.06	$0.26	$0.32	$(0.03)	$(0.06)	$1.57	$1.47

Note: Certain amounts in the tables above may not foot or crossfoot due to rounding.